Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Takes Measures to Reduce Cost Base

Cost Reductions Expected to Lower Annual Expenses by more than $20 million

ITG also Announces Non-cash Goodwill Impairment Charge and Provides Preliminary
Second Quarter 2011 Earnings Guidance

NEW YORK, July 12, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced a cost reduction plan to improve margins and enhance shareholder returns in the face of continued weakness in institutional equity trading volumes in the U.S. and Europe.

The cost reduction plan is primarily focused on employment, consulting, and infrastructure costs in the U.S. and Europe. This plan is expected to generate pre-tax cost savings in 2012 of more than $20 million, or approximately $0.30 per diluted share after taxes. The cost savings will begin to take effect during the third quarter of 2011. ITG will incur pre-tax charges associated with this plan estimated at between $16 million and $18 million, or between $0.23 and $0.26 per diluted share after taxes, in the second quarter of 2011.

“With U.S. equity volumes during the second quarter at the lowest levels since late 2007, this plan improves profitability and sharpens the focus of our core execution platform while affording us the flexibility to continue to build out our research offering,” said ITG’s Chief Executive Officer and President, Bob Gasser. “While the reduction in staffing levels is painful, the ITG management team and I believe that these measures are critical to our long-term success.”

ITG today also announced plans to record a second quarter 2011 non-cash goodwill impairment charge in its U.S. reporting unit estimated at between $210 million and $230 million, or between $4.50 and $5.00 per diluted share after taxes. The impairment was driven by weak institutional equity trading volumes and the decline in industry market multiples. This non-cash charge brings ITG’s book value more in line with its market capitalization and has no impact on debt covenants, cash flows, or normal day-to-day business operations.

The weak volumes and pressure on revenue capture due to product and client mix shifts continue to weigh on ITG’s results. ITG expects a U.S. GAAP loss per diluted share for the second quarter of 2011 of between $5.18 and $4.62, including the impact of the goodwill impairment charge, the cost reduction charge and expenses related to the acquisition and integration of Ross Smith Energy Group. Adjusted earnings per diluted share for the quarter, exclusive of these items, is expected to be between $0.12 and $0.15. ITG management will provide more details during the second quarter 2011 earnings call on August 4th.

The discussion above includes guidance on adjusted earnings per share which is a non-GAAP financial measure that is described in the attached table along with a reconciliation of this non-GAAP financial measure to U.S. GAAP.

About ITG

Investment Technology Group, Inc. is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data. Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout ITG’s 2010 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. Our ability to achieve cost savings from this cost reduction plan is also subject to certain risks and uncertainties that could cause such statements to differ materially from actual future results. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

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INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of U.S. GAAP Guidance to Adjusted Guidance

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges. Adjusted earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but ITG believes that it is useful to assist investors in gaining an understanding of the trends and operating results for its core businesses. Adjusted earnings per share should be viewed in addition to, and not in lieu of loss per share under U.S. GAAP.

The following is a reconciliation of ITG’s guidance of loss per share for the second quarter of 2011 under U.S. GAAP to adjusted earnings per share:

	Three Months Ended
	June 30, 2011
	Range
	Low	High
Diluted loss per share — GAAP	$(5.18)	$(4.62)

After-tax adjustments:
Goodwill impairment (a)	5.00	4.50
Restructuring costs (b)	0.26	0.23
Acquisition-related costs (c)	0.04	0.04

Adjusted earnings per share	$0.12	$0.15

(a)   Reflects a goodwill impairment charge in ITG’s U.S. reporting unit driven by weak institutional equity trading volumes and the decline in industry market multiples.

(b)   Reflects a charge associated with ITG’s second quarter cost reduction plan focused on reducing employment, consulting, and infrastructure costs in the U.S. and Europe.

(c)   During the second quarter of 2011, ITG acquired Ross Smith Energy Group Ltd., a Calgary-based independent provider of research on the oil and gas industry. In connection with the acquisition, ITG incurred legal fees and other professional fees, and costs to terminate a distribution agreement with a third party.